EX-99.1

News
FOR IMMEDIATE RELEASE                                                                                                                                      For more information:
Liz Brady/Sari Martin
ICR
(203)682-8200
Liz.Brady@icrinc.com / Sari.Martin@icrinc.com

Emeritus Senior Living Announces New Sr. Vice President - Operations

Seattle, Washington, August 5, 2009, Emeritus Senior Living (NYSE: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens,  announced today that Chris Hyatt has been promoted to Senior Vice President – Operations.

Mr. Hyatt joined Emeritus eleven years ago at one of our South Carolina communities. He has worked in various roles throughout his tenure including Regional and Divisional Director of Operations. Most recently, Mr. Hyatt served as Vice President of Operations for our largest division, the Southeast.  Prior to Emeritus, he worked in the acute care industry and has over 17 years experience in healthcare. His responsibilities will include management of the Divisional Vice Presidents – Operations, the purchasing department, and the operations development department.

“Chris has fully embraced our collaborative team management approach and has demonstrated his leadership skills by successfully growing and strengthening his division,” commented Granger Cobb, co-CEO of Emeritus Senior Living. “This move will allow us to continue to build on the operating momentum that we have generated in the first half of the year.”

ABOUT THE COMPANY
Emeritus Senior Living community is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 309 communities in 36 states representing capacity for approximately 27,200 units and approximately 32,400 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

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